Exhibit (h)(2)(c)

REVISED EXHIBIT A

THIS REVISED EXHIBIT A, dated as of April 1, 2005 is the Revised Exhibit A to the Amended and Restated Administration Agreement dated February 1, 2003 between PFPC Inc. and Forward Funds, Inc. (the “Fund”). The following is the list of the Fund’s Portfolios that are subject to the Agreement:

PORTFOLIOS

Forward Hoover Small Cap Equity Fund

Forward Hoover Mini-Cap Fund

Forward Uniplan Real Estate Investment Fund

Forward Hansberger International Growth Fund

Forward International Small Companies Fund

Forward Global Emerging Markets Fund

Forward Legato Fund

Sierra Club Stock Fund

Sierra Club Equity Income Fund

PFPC INC.

By:	/s/ DENNIS WESTLEY
Title:	Senior Vice President

FORWARD FUNDS, INC.

By:	/s/ JEREMY W. DEEMS
Title:	Treasurer